**MEMORANDUM OF UNDERSTANDING**

September 24, 2015

To: Rameshwar Vyas,
Chief Executive Officer

Ranosys Technologies Pvt. Ltd.
E - 141, Chatrala Circle, Sitapura Industrial Area,
Sitapura, Jaipur, Rajasthan 302022

Dear Mr. Rameshwar Vyas:

This memorandum of understanding ("MOU") is entered into this 24th day of September 2015 by and between Weyland Tech. Inc., with an office at 138 Queens Road Central, V. Heun Building, 11/F, Central, Hong Kong, a corporation organized under the laws of the State of Delaware, United States of America ("Weyland"), and Ranosys Technologies Pvt. Ltd. with an office at E - 141, Chatrala Circle, Sitapura Industrial Area, Sitapura, Jaipur, Rajasthan 302022, a corporation organized under the laws of India ("Ranosys").

RECITALS:

Weyland and Ranosys are entering into this MOU to set forth their mutual intentions regarding the Strategic Partnership of the CreateApp business in India with 50/50 Equity. The business will be structured as "CreateApp India".

Ranosys will be responsible for the following:

- Recruitment
- Oversee Tech. And Support activities
- Management of Day-To-Day operations.
- Book Keeping/ Accounting

and Weyland will be responsible for the following under the name "CreateApp India":

- Sales and Marketing Material and training
- Initial Training material
- Customer Service Training
- Fund Raising and strategic partnerships

This memorandum sets forth certain terms upon which Weyland Tech Inc. and Ranosys will sign a

larger formal agreement in the near future.

1. A Formal Agreement shall be negotiated and executed between Weyland and Ranosys and shall include such reasonable representations, warranties and conditions as are normally made in connection with such a transaction and in such form as is mutually agreeable to the parties. Such representations and warranties shall survive the closing of the transaction for a period of one (1) year and shall be true and correct as of the date they are made or will be true and correct by the time of Closing. Such representations shall be made by the parties to the best of their knowledge, information and belief after having made reasonable inquiry. Such representations and warranties shall include but are not limited to the following:

(a) Representations by Weyland:

i. Weyland is a valid and existing Delaware corporation;

(b) Representations by Ranosys:

i. Ranosys Technologies is a valid and existing India corporation in the field of Information Technologies and programming.

(c) Representations by Weyland and Ranosys:

1. There are no actions, suits or proceedings pending against the parties which could involve the possibility of any materially adverse judgment or ruling against or liability of the parties which could affect the assets or the business of either party;

2. By the Closing, all Boards of Directors, Shareholders, and regulatory approval that may be required by either party to effect the closing of the transaction will have been obtained;

3. The parties and their Officers, Directors, Shareholders have the right to enter into this Memorandum of Understanding without requiring the consent of any person (other than those that have already been acquired and regulator approval) and the entering into this Memorandum of Understanding does not and will not violate any agreement to which either party may be bound;

4. No finders' fee is due to any person or entity.

5. Until a formal agreement is reached between the parties, each of the parties shall be totally responsible for all legal, administrative, and other expenses necessary to implement this Memorandum of Understanding, prepare the formal agreement discussed herein, and take all necessary actions to consummate the transactions contemplated herein.

6. None of the parties herein shall have any obligation to neither pay nor the right to claim compensation from any other party if no formal agreement is reached.

7. The data and information coming from the possession of any party to this Memorandum of Understanding which is otherwise not publicly known shall be deemed strictly confidential and shall not be disclosed to any third person whether orally or in writing, including the media,

without the prior written consent of the parties to this Memorandum of Understanding. Nothing in this paragraph shall prevent any party from furnishing to any entity with which it is in good faith negotiating in furtherance of its obligations contemplated herein such information as may reasonably be required to give a written confidentiality commitment prior to receiving any such information. The confidentiality commitment shall prohibit the party to whom disclosure is made from disseminating any information received by it to any third parties.

8. The transaction as contemplated herein shall be subject to the following conditions precedent being satisfied:

   i. Approval of the terms and conditions by all of the Boards of Directors and Shareholders, if necessary or recommended by counsel, of the respective parties;

   ii. Completion of the due diligence review of all aspects of the transaction by Weyland and Ranosys

   iii. The negotiations and execution of a Formal Agreement between Weyland and Ranosys upon terms and conditions mutually satisfactory to the parties hereto and their counsel; and

   iv. Such other conditions precedent as is normally provided for in connection with a transaction of this nature and which are mutually agreeable to the parties.

9. Between the date of acceptance hereof by Ranosys and the date the Formal Agreement is executed, Ranosys shall not enter into nor continue negotiations with any other third party for the sale of the stock or assets of Ranosys or any one thereof, nor any negotiations that would conflict with, or otherwise affect this Memorandum of Understanding.

10. If a formal agreement between the parties has not been formalized and executed on or before November 30, 2015 unless otherwise extended through the written consent of all parties hereto, this Memorandum of Understanding shall terminate automatically. In addition, either party may terminate this Memorandum of Understanding, for any reason, upon thirty (30) days written notice to the other party.

11. All requirements for notice contained herein shall be deemed effective upon delivery to the addresses of the respective parties contained herein by certified mail, courier, facsimile delivery, or personal delivery.

12. The foregoing will serve as a basis for entering into detailed negotiations with Ranosys with the intent of entering into a definitive Formal Agreement, which agreement shall contain such other or expanded terms and conditions as are appropriate to the subject transaction and agreed to between the parties hereto and shall be in a formal satisfactory to each of the parties hereto and their respective counsels. Notwithstanding anything herein to the contrary, this Memorandum of Understanding does not constitute an agreement between the parties but is meant to express the intentions of the parties and their basic understandings so that further negotiations may take place for the creation of a formal agreement. None of the provisions of this Memorandum of Understanding are binding between the parties until a formal agreement is reached, with the exception of Paragraph 7 dealing with confidentiality.

In the event this Memorandum of Understanding sets forth your basis of understanding of the matters related hereto, please execute the attached copy of the enclosed memorandum.

Sincerely,

**Weyland Tech, Inc.**

________________________________________
Eddie Foong Wai Keong
Chief Operating Officer

THE UNDERSIGNED acknowledges that the foregoing Memorandum of Understanding sets out the basic terms pursuant to which the undersigned is prepared to negotiate a Formal Agreement with Weyland Tech Inc.

DATED this 24th day of September, 2015

| **Ranosys Technologies Pvt. Ltd.** | **Weyland Tech Inc.** |
|---|---|
| ________________________________________ | ________________________________________ |
| Rameshwar Vyas, CEO | Eddie Foong Wai Keong, COO |